Exhibit 99.1

Contact:

Sylvia Wheeler

Depomed, Inc.

650-462-5900

DEPOMED REPORTS 2004 YEAR END FINANCIAL RESULTS

MENLO PARK, Calif., March 16, 2005 — Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the year ended December 31, 2004.  For the year, a net loss of $26.9 million or $0.78 per share was reported, compared to a net loss of $30.0 million or $1.23 per share for the year ended December 31, 2003.  Cash and investment balances at December 31, 2004 were $18.1 million, which does not include net proceeds of $21.0 million from the company’s registered direct public offering completed in January 2005.

Revenues for the year ended December 31, 2004 totaled $203,000 compared with $982,000 for the year ended December 31, 2003 as a result of reduced development services.

Research and development expenses for the year ended December 31, 2004 were $21.4 million compared to $26.4 million for the year ended December 31, 2003.  The decrease was primarily due to reduced expenses related to clinical trials and other activities to support Depomed’s New Drug Applications (NDAs) with the FDA for Glumetza™ and Proquin™.

 “I am delighted with the progress we made in 2004 in advancing our programs toward commercialization,” said John W. Fara, Ph.D., president, chief executive officer and chairman of Depomed.  “I am particularly pleased with the filings of New Drug Applications for our two lead specialty pharmaceuticals, Glumetza and Proquin.  For Glumetza, we have received notification from the FDA that the NDA is approvable, while the NDA for Proquin continues under active review.  We are well positioned for two product approvals and potential product launches in 2005.”

Highlights for the year include:

* Reported positive Phase III results for Proquin

* Submitted a New Drug application and New Drug submission for Glumetza in the U.S. and Canada

* Submitted a New Drug Application seeking approval of Proquin in the U.S.

* Established collaboration with LG Life Sciences to develop and market Metformin GR in Korea

* Reported preliminary Phase II results for Furosemide GR

Depomed, Inc.

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop novel oral products and improved, extended release formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Regulatory applications for once daily Glumetza™ (Metformin GR) for the treatment of Type II diabetes have been submitted to agencies in the U.S. and Canada..  Depomed has been notified that the NDA for Glumetza is approvable.  In addition, an NDA has been submitted to the FDA for once daily Proquin™ XR (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections.  The company is also conducting a Phase II trial with the diuretic Furosemide GR and a Phase II trial with the pain drug Gabapentin GR.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; the impact of competitive products; disputes arising from collaborative arrangements; the protection of patents and other proprietary rights; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Period From Inception
	2004	2003	2002	(August 7, 1995) to December 31, 2004
Revenue:
Collaborative agreements	$171,319	$981,990	$440,659	$4,964,332
Contract revenue from joint venture	—	—	1,220,527	5,101,019
License revenue	31,250	—	—	31,250
Total revenue	202,569	981,990	1,661,186	10,096,601
Operating expenses:
Research and development	21,358,802	26,416,425	24,200,321	101,363,069
General and administrative	5,178,539	3,964,020	5,888,303	25,678,070
Purchase of in-process research and development	—	—	—	298,154
Total operating expenses	26,537,341	30,380,445	30,088,624	127,339,293
Loss from operations	(26,334,772)	(29,398,455)	(28,427,438)	(117,242,692)
Other income (expenses):
Equity in loss of joint venture	—	(5,359)	(2,435,667)	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	18,000,000	18,000,000
Interest and other income	489,013	299,140	101,106	2,394,776
Interest expense	(928,878)	(910,424)	(732,566)	(3,220,647)
Total other income (expenses)	(439,865)	(616,643)	14,932,873	(2,642,933)
Net loss before income taxes	(26,774,637)	(30,015,098)	(13,494,565)	(119,885,625)
Provision for income taxes	(99,000)	—	—	(99,000)
Net loss	$(26,873,637)	$(30,015,098)	$(13,494,565)	$(119,984,625)
Basic and diluted net loss per share	$(0.78)	$(1.23)	$(0.92)
Shares used in computing basic and diluted net loss per share	34,628,825	24,458,259	14,642,745

DEPOMED, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004 (1)	2003 (1)
ASSETS
Current assets:
Cash and cash equivalents	$953,295	$20,044,698
Marketable securities	17,151,544	24,210,562
Accounts receivable	—	278,452
Prepaid and other current assets	442,349	692,191
Total current assets	18,547,188	45,225,903
Property and equipment, net	3,941,127	2,140,610
Other assets	380,268	326,136
	$22,868,583	$47,692,649
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,733,474	$2,024,221
Accrued compensation	910,723	809,509
Other accrued liabilities	556,084	468,981
Capital lease obligation, current portion	32,412	26,384
Long-term debt, current portion	73,008	289,555
Deferred revenue, current portion	75,000	—
Other current liabilities	93,073	—
Total current liabilities	3,473,774	3,618,650
Capital lease obligation, non-current portion	—	12,808
Long-term debt, non-current portion	—	73,012
Promissory note from related party, non-current portion	10,280,591	9,412,025
Deferred revenue, non-current portion	493,750	—
Other long-term liabilities	217,170	—
Commitments
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible preferred stock; 25,000 shares designated, 15,821 and 12,015 shares issued and outstanding at December 31, 2004 and 2003, respectively, with an aggregate liquidation preference of $16,888,665	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 34,691,190 and 34,569,212 shares issued and outstanding at December 31, 2004 and 2003, respectively	117,070,946	116,540,841
Deferred compensation	(621,980)	(863,872)
Deficit accumulated during the development stage	(119,984,625)	(93,110,988)
Accumulated other comprehensive (loss)	(76,043)	(4,827)
Total shareholders’ equity	8,403,298	34,576,154
	$22,868,583	$47,692,649

(1) The balance sheets as of December 31, 2004 and 2003 were derived from the audited balance sheets, which will be included in the Company’s 2004 Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission on or about March 16, 2005.

# # #